Exhibit 5.1

Troutman Pepper Locke LLP Troutman Pepper Building, 1001 Haxall Point Richmond, VA 23219

troutman.com

June 6, 2025

Board of Directors

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

Re:   Post-Effective Amendment

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) to the Registration Statements on Form S-8 (File Nos. 333-207744, 333-218767, 333-225498, 333-233092, 333-245649, 333-258752, 333-266778, 333-273874, 333-281571 and 333- 285593) (collectively, the “Original Registration Statements”) relating to the offer and sale of up to an aggregate 15,303,577 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that were previously registered under the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”).

On May 15, 2025 (the “Effective Date”), the Company’s shareholders approved the Collegium Pharmaceutical, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). Following the approval of the 2025 Plan, no future awards will be granted under the 2014 Plan and (a) up to 1,796,314 shares of Common Stock (which reflects the number of shares of Common Stock that remained available for grants under the 2014 Plan as of the Effective Date) and (b) shares of Common Stock subject to awards outstanding as of the Effective Date under the 2014 Plan (to the extent such shares of Common Stock are, or become no longer issuable under the 2014 Plan and instead are, or become, issuable under the 2025 Plan) (the shares described under (a) and (b) together, the “Rollover Shares”) shall be available for issuance under the 2025 Plan.

This opinion letter is furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of this opinion letter, we have examined the Post-Effective Amendment, the Original Registration Statements, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Amended and Restated Bylaws of the Company, the 2025 Plan, the 2014 Plan and such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal competence and capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

June 6, 2025 Page 2

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Rollover Shares have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the 2025 Plan (assuming that, upon any issuance of the Rollover Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation), the Rollover Shares will be legally issued, fully paid and non-assessable.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. We also consent to your filing copies of this opinion as an exhibit to the Post-Effective Amendment with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP